EXHIBIT 10.22(a)


                      DATED 18TH JANUARY 2001







                        astrazeneca ab (1)
                 ---------------------------------


                  MAILLEFER INSTRUMENTS HOLDINGS
                             S.A. (2)

                 ----------------------------------

                     AZLAD PRODUCTS agreement
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THIS AGREEMENT is made on 18TH JANUARY 2001

BETWEEN:

(1) astrazeneca ab a company incorporated under the laws of Sweden and having its principal office at SE-151 85
         Sodertalje, Sweden ("AZ"), and

(2)      MAILLEFER   INSTRUMENTS   HOLDINGS    S.A.,   a  company
         incorporated under the laws of Switzerland and having its principal office at Chemin du Verger 3, CH-1338
         Ballaigues, Switzerland (the "Purchaser").

BACKGROUND

A. AZ has developed and manufactures and sells worldwide a range of injectable dental local anaesthetic products and has registered various trade marks in respect thereof.

B. AZ has agreed with the Purchaser on the terms herein contained:

         (i) to grant to the Purchaser a permanent, fully paid licence to use the Technical Information (as hereafter defined) to develop, manufacture and sell injectable dental local anaesthetic products in the Territory (as hereafter defined);

         (ii) to grant to the Purchaser a permanent, fully paid licence to use certain trade marks in respect of specific injectable dental local anaesthetic products; and

         (iii)   to   manufacture    injectable    dental   local
                 anaesthetic products for the Purchaser for a limited period of time.

C. AZ is also developing but has not yet launched a non-injectable periodontal anaesthetic product known as Oraqix intended for use as a local anaesthetic in the treatment of periodontitis and has agreed with the
         Purchaser to grant to the Purchaser rights in respect of Oraqix products in accordance with the Oraqix Agreement (as hereafter defined).


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NOW THEREFORE IT IS AGREED as follows:

1.       DEFINITIONS

1.1      In this Agreement:

         (i)     the  term  "this   Agreement"  shall  mean  this
                 Agreement  and  any  Schedules  and   amendments
                 hereto,

         (ii) the terms "AZ" and "Purchaser" and references to the "Parties" shall, unless the context otherwise requires, mean AZ and its Affiliates or any one of them and the Purchaser and its Affiliates or any one of them and the term "Party" shall be construed accordingly.

1.2 In this Agreement the following terms shall have the following meanings:

         "Affiliate" means any corporation, partnership, joint venture, limited liability company or other business entity now or hereafter controlling, controlled by or under common control with AZ or the Purchaser as the case may be and for the purposes of this definition
         "control" means the possession, whether direct or indirect, of the power to direct the management policies of a business entity, whether through the ownership of a majority of the voting rights in it or by contract.

         "Agreement Date" means the date of this Agreement as shown above.

         "Ancilliary   Items"   means   the   devices   for   the
         administration of AZLAD Products and the other items listed in Schedule 1.

         "Applicable LIBOR" means the relevant LIBOR rate, which initially shall be the LIBOR rate published on 28th February 2001, but if and whenever thereafter the LIBOR rate published on the last business day of a month shall vary by at least one percentage point from the then current Applicable LIBOR, shall be increased or reduced as the case may be to the LIBOR rate published on such subsequent date.



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         "AZLAD  Products"  means the LAD  Products  manufactured
         and/or sold by AZ listed in Schedules 8 and 9 and described in the Marketing Authorisations for such products.

         "AZLAD Products Manufacturing Agreement" means the agreement relating to the manufacture of AZLAD Products by AZ for the Purchaser to be entered into by the Parties on the Agreement Date in accordance with clause 6.1.

         "AZ  Marketing   Authorisations"   means  the  Marketing
         Authorisations granted to AZ in the Territory for the sale of AZLAD Products, including or comprising the Marketing Authorisations listed in Schedule 10.

         "AZ  Trade  Marks"  means  the  trade  marks  listed  in
         Schedule 2, Part A.

         "AZ Trade Marks Licence Agreement" means the agreement relating to the licensing of the AZ Trade Marks by AZ to the Purchaser to be entered into by the Parties on the Agreement Date in accordance with clause 3.

         "Combined  Gross  Sales"  means the  aggregate  combined
         Gross Sales of LAD Products and Oraqix Products.

         "Competent Authority" means in respect of each Country the competent regulatory authority for the grant of Marketing Authorisations and/or manufacturing licences and approval of applications for the transfer of Marketing Authorisations

         "Consideration" means the Fixed Consideration and the Contingent Consideration.

         "Contingent Consideration" means the sum determined by reference to the month in which the Payment Date shall occur, calculated in accordance with clause 5.3.

         "Contract Manufacturers" means Fujisawa and Pierrel.


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         "Contract Payment Date" means the earliest of:

         (i) the date which is 14 days after the Purchaser shall have reported to AZ in accordance with clause 5.5, or the independent accounting firm referred to in clause 5.6, shall have reported to AZ and the Purchaser in accordance with clause 5.6 that the Combined Gross Sales in any Relevant Period shall have exceeded the Relevant Target; and

         (ii) the date which is 14 days after the date when the condition contained in clause 5.4(ii) shall be fulfilled; and

         (iii)   the date  which is 14 days  after the date when
                 AZ shall receive from the bank or other issuer of the Letter of Credit such notice as is referred to in clause 5.4(iii).

         "Cost of Goods" means

         (i) in respect of AZLAD Products manufactured by AZ, AZ's ex-works prices as shown in the price lists, by manufacturing location, contained in
                 Schedule 3;

         (ii) in respect of AZLAD Products manufactured by a Contract Manufacturer, AZ's direct purchase costs under the contract with the Contract Manufacturer for the manufacture and supply of such products plus the cost of the active ingredient supplied by AZ to the Contract Manufacturer, the costs applying in 2001 being shown in Schedule 3;

         (iii) in the event of AZ purchasing AZLAD Products from the Purchaser during the period between the Effective Date and the Transfer Date, AZ's direct purchase costs; and

         (iv) in respect of Ancilliary Items, AZ's direct purchase costs under contracts for the purchase of such items.


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         All costs quoted in local  currencies shall be converted
         into US dollars by AZ in  accordance  with its  standard
         accounting   policies   approved   by  its   independent
         auditors for use in its financial statements.

         "Country" means a country within the Territory.

         "Dental Products" means injectable dental local anaesthetic drug products, being medicinal products designed for and placed on the market solely and specifically for use by dentists, periodontists, oral surgeons and other practitioners of dentistry. It is agreed that LAD Products are Dental Products, but multi-use vials, glass ampoules and topical formulations are not Dental Products for the purpose of this definition.

         "Effective Date" means 1st March 2001.

         "Existing Contracts" means Existing Dental Contracts and Existing General Contracts.

         "Existing Dental Contracts" means the agreements listed in Schedule 5, Part A.

         "Existing   General   Contracts"  means  the  agreements
         listed in Schedule 5, Part B.

         "Fixed  Consideration"  means  the sum of  US$96,500,000
         (ninety-six million, five hundred thousand US dollars).

         "Force  Majeure"  means  any  circumstances  beyond  the
         control of a Party, including strikes,  lockouts,  civil
         commotion,    accidents,   wars,   acts   of   God   and
         governmental regulations.

         "Fujisawa"   means   Fujisawa   Pharmaceutical   Company
         Limited.

         "General Transfer Arrangements" means the arrangements for the provision of the Regulatory Know-How, Technical Information and Marketing Data by AZ to the Purchaser and the transfer of the AZ Marketing Authorisations set out in Schedule 4.


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         "GMP"  means  the  requirements  set  out in  the  World
         Health Organisation code on "Good Practices for the Manufacture and Quality Control of Drugs" and/or other applicable regulations in the Country of manufacture concerning the manufacture, formulation, processing or packaging of pharmaceutical products.

         "Gross Sales" means the aggregate sales prices (excluding VAT or other sales taxes) of LAD Products and Oraqix Products sold by either Party or its Affiliates or licensees subsequent to the Effective Date as shown in its financial statements prepared in accordance with US GAAP or other applicable accounting standards.

         Any product sold or otherwise transferred (excluding supplies of clinical trial material or free samples) in other than an arm's length transaction or for other property (e.g. barter) shall be deemed sold at its fair market price in the Country of sale or transfer.

         "Gross Sales" shall exclude sales or transfers of a product between the Purchaser (or, where appropriate, AZ) and their Affiliates and licensees or between the Parties unless the receiving party is the consumer or user of the product; however, the resale or retransfer of such product to a third party shall be included in "Gross Sales".

         References to "licensees" shall exclude distributors whose function is to purchase and resell products.

         Gross Sales made in a currency other than US dollars shall be converted from local currency to US dollars by the Purchaser (or, where appropriate, AZ) in accordance with its standard accounting policies approved by its
         independent   auditors   for   use  in   its   financial
         statements.

         "LAD Product Category" means a LAD Product category set out in Schedule 2, Part A.


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         "LAD Products" means  cartridges  containing  injectable
         dental local anaesthetic drug products, being medicinal products designed for and placed on the market solely and specifically for use by dentists, periodontists, oral surgeons and other practitioners of dentistry.

         "Letter of Credit" means the letter of credit referred to in clause 5.10 or any letter of credit issued to AZ by way of substitution for or renewal of such letter of credit.

         "LIBOR"   means  the  30  days  US  dollar   BBA  London
         Interbank Offered Rate as published by Reuters.

         "Marketing Authorisations" means the registrations granted by the Competent Authorities in the Territory for the sale of LAD Products and, where applicable, for approval of prices and cost reimbursements, and where the context admits shall include any modifications or replacements thereof.

         "Marketing Data" means the information relating to AZLAD Products listed in Schedule 4, Part C.

         "Net Sales" means the aggregate gross invoice prices of products sold by AZ or its Affiliates or licensees after deducting VAT, consumption tax and other governmental duties, fees and charges, trade and quantity discounts, returns and allowances, rebates, charge backs and other post-sale performance related rebates, and retroactive price reductions, and less all transportation, insurance and brokerage costs relating to the products after release from the manufacturing site. For the purpose of computing Net Sales sold in a currency other then US dollars, such currency shall be converted from local currency to US dollars by AZ in accordance with its standard accounting policies approved by its independent auditors for use in its financial statements.

         "Oraqix Agreement" means the agreement relating to the grant by AZ to the Purchaser of rights in respect of the non-injectable periodontal anaesthetic product known as Oraqix to be entered into by the Parties on the Agreement Date in accordance with clause 11.1.


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         "Oraqix  Manufacturing  Agreement"  means the  agreement
         relating to the manufacture of Oraqix Products by AZ for the Purchaser to be entered into by the Parties on
         the  Agreement  Date  in  accordance   with  the  Oraqix
         Agreement.

         "Oraqix  Products" has the same meaning as in the Oraqix
         Agreement.

         "Payment Date" means the date on which the Purchaser shall pay the Contingent Consideration to AZ.

         "Pierrel" means Pierrel Farmaceutics S.p.A.

         "Product    Formulations"   means   the   pharmaceutical
         formulations of AZLAD Products listed in Schedule 8.

         "Product  Packs" means the shelf  keeping units of AZLAD
         Products listed in Schedule 9.

         "Regulatory Know-How" means the information contained in the current approved regulatory dossier for each Product Formulation as filed in each Country and any additional information contained in the current core regulatory dossiers for each Product Formulation held by AZ.

         "Relevant Period" means:

         (i)     during  the first 12 months  from the  Effective
                 Date, the number of calendar months (not being less than 4 months) from such date which shall have expired; and

         (ii) thereafter, any period of 12 calendar months ending after 28th February 2002.

         "Relevant Target" means in respect of a Relevant Period the amount of Combined Gross Sales for such Relevant
         Period as set out in Schedule 13, Part A.


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         "Safety   Information   Exchange  Agreement"  means  the
         agreement   to  be  entered   into  by  the  Parties  in
         accordance with clause 8.3.

         "Technical Information" means the technical information required for the manufacture, analysis, packaging and storage of AZLAD Products contained in the current manufacturing binders for each Product Formulation held by each of AZ's production plants and any revisions of such information made during the term of the AZLAD Products Manufacturing Agreement.

         "Territory" means the World, excluding India, subject to clause 7.6.

         "Transfer Date" means

         (i) in the case of each Country and Product Pack for which AZ shall hold an AZ Marketing
                 Authorisation, the date when the Competent Authority shall approve the transfer of the Marketing Authorisation into the name of the Purchaser or its nominee or shall grant in place thereof a new Marketing Authorisation in the name of the Purchaser or its nominee, or such earlier date when the Purchaser shall be able to commence selling the Product Pack in the Country, whether as AZ's distributor or otherwise; and

         (ii) subject to clause 4 relating to Existing Contracts, in all other cases, the Effective Date or such later date when the Purchaser or its distributor or agent shall be able to commence selling the Product Pack in the Country.

         "Transferring  Employees"  means the employees listed in
         Schedule 6.

         "Warranties"  means the  warranties  contained in clause
         13.1.


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         "Warranty  Claim" means any claim made by the  Purchaser
         or any person deriving title from the Purchaser against AZ under the Warranties.

1.3 In this Agreement, where appropriate, words denoting the masculine gender shall include the feminine and neuter genders and vice versa; words denoting a singular number shall include the plural and vice versa; references to the definite article shall include the indefinite article and vice versa; references to persons shall include firms, companies and other organisations and vice versa; words such as "include" or "including" are to be construed without limiting the generality of the preceding words and references to "from" any date shall mean "from and including" such date.

2.       TECHNICAL INFORMATION LICENCE

2.1 With effect from the Effective Date, AZ grants to the Purchaser a permanent, royalty-free licence to use the Technical Information for the purpose of developing, manufacturing, having manufactured, using, selling and dealing in the Territory in Dental Products, such licence to be exclusive (subject to clause 4.1) for the period of ten years and thereafter to be non-exclusive. After the expiry of such period of 10 years, the restriction on use of the Technical Information by the Purchaser shall cease. It is agreed that the rights hereby granted to the Purchaser shall not at any time preclude AZ from using the Technical Information in respect of products other than Dental Products.

3.       AZ TRADE MARKS LICENCE AND ASSIGNMENT

3.1 On the Agreement Date, the Parties shall enter into the AZ Trade Marks Licence Agreement.


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3.2      Within  90 days  after  the  Effective  Date,  AZ  shall
         assign to the Purchaser the AZ Trade Marks NUROCAIN(R), XYLOTOX(R) and LIGNOSTAB(R) and all goodwill therein but without the goodwill of the business in the goods in respect of which such trade marks are registered in all Countries in which they are registered by AZ as listed in Schedule 2, Part B and shall assign to the  Purchaser
         its right and interest in such AZ Trade Marks in other Countries where they are used by AZ in respect of AZLAD
         Products   as  listed  in   Schedule  2,  Part  C.  Such
         assignments  shall be in the form set out in Schedule 12
         or in such other form to be agreed between the Parties based so far as practicable on the form set out in such Schedule as shall be appropriate for assignment and, as applicable, registration purposes in such Countries.
         The  Purchaser   shall  register  such   assignments  in
         respect  of  the   registered  AZ  Trade  Marks  at  the
         relevant registries at its own expense.

3.3 To the extent that AZ is able to do so, with effect from the Effective Date AZ grants to the Purchaser the right to use the colour coding and trade dress of AZLAD Products in use at the Effective Date in connection with the relevant LAD Products manufactured and sold by the Purchaser.

4.       EXISTING CONTRACTS

4.1 The rights granted by AZ to the Purchaser under or pursuant to this Agreement shall be subject to the Existing Contracts.

4.2 The Parties recognise that the Existing Dental Contracts relate to Dental Products only and the Existing General Contracts relate to Dental Products and other products. The Parties further recognise that some or all of the Existing Dental Contracts may not be assignable by AZ to the Purchaser without the consent of the other party thereto.


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4.3      In the case of each Existing  Dental  Contract  which is
         assignable  by AZ to the  Purchaser  without the consent
         of  the  other  party  thereto,   AZ  shall  assign  the
         Existing Dental Contract to the Purchaser with effect from the Effective Date. Under the terms of such
         assignment,    all    receivables,    expenditure    and
         liabilities arising under the Existing Dental Contract in respect of any act, omission, event or period up to the Effective Date shall be payable to or borne by AZ
         and  all   receivables,   expenditure   and  liabilities
         arising under the Existing Dental Contract in respect of any act, omission, event or period on or after the Effective Date shall be payable to or borne by the Purchaser.

4.4 In the case of each Existing Dental Contract which is not assignable by AZ to the Purchaser without the consent of the other party thereto, AZ shall use its reasonable endeavours to obtain such consent for the assignment of the Existing Dental Contract to the Purchaser on the terms set out in clause 4.3.

4.5 In the case of each Existing General Contract, AZ shall use its reasonable endeavours to persuade the other party thereto to enter into new agreements with the Purchaser and AZ with effect from the Effective Date relating to Dental Products and other products respectively in substitution for the Existing General Contract, the new agreement relating to Dental Products being on the same terms mutatis mutandis as the Existing General Contract and in accordance with the terms set out in clause 4.3.

4.6 In the case of any Existing Dental Contract where AZ shall fail to obtain the consent of the other party to the assignment of the Existing Dental Contract on the terms stated in clause 4.4, and in the case of any Existing General Contract where AZ shall fail to persuade the other party to enter into agreements on the terms stated in clause 4.5, the Parties shall co-operate with each other so as to provide the Purchaser with effect from the Effective Date to the greatest extent possible with the benefit and burden of the Existing Contract so far as it relates to Dental Products.



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4.7      The  provisions of clause 4.6 shall not preclude AZ from
         exercising any right to terminate an Existing Contract, provided that before exercising such right it shall
         consult  with  the   Purchaser  as  soon  as  reasonably
         practicable and in such consultation each Party shall have due regard to the commercial interests of the other Party, provided that significant weight shall be given to the objective of clause 4.6.

5.       CONSIDERATION

5.1      Subject and without prejudice to:

         (i) the provisions of clause 8 of the Oraqix Agreement relating to the payment by the Purchaser to AZ in the circumstances therein stated of certain milestone and royalty payments, and

         (ii)    any   other   provisions   contained   in   this
                 Agreement   or   any   supplemental    agreement
                 requiring the Purchaser to bear any costs or to pay or reimburse any sums to AZ the Consideration comprises the entire consideration payable by the Purchaser to AZ for the rights granted by AZ to the Purchaser under this Agreement and the AZLAD Products Manufacturing Agreement, the AZ Trade Marks Licence Agreement, the Oraqix Agreement and the Oraqix Manufacturing Agreement, including the consideration for the sale of the manufacturing equipment owned by AZ to be transferred by AZ to the Purchaser in accordance with the AZLAD Products Manufacturing Agreement and the Oraqix Manufacturing Agreement when it ceases to manufacture AZLAD Products or Oraqix Products (as the case may be) for the
         Purchaser in accordance with such Agreements. The proportion of the Consideration attributable to such manufacturing equipment shall be an amount equal to the value of such equipment at the date of transfer as agreed between the Parties or, in default of agreement, determined by an independent expert and AZ shall render invoices for such manufacturing equipment to the Purchaser or its nominee at the date of transfer. It is recognised that the net purchase price for such equipment shall have been paid as part of the Fixed Consideration, but, depending on the identity of the purchaser and seller, MOMS or other sales taxes may additionally be payable at the time of transfer.


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5.2      The  Fixed  Consideration  shall  be paid in full on the
         Effective Date by telegraphic transfer to the following bank account:

                 Bank Name:      SEB Stockholm
                 Account No:     5201 8232029
                 Swift:          ESSE SESS.

5.3 The Contingent Consideration shall be a sum which shall increase on a monthly basis as follows:

         (i)     In the first  calendar month after the Effective
                 Date, that is in March 2001, the amount of the Contingent Consideration shall be US$20,000,000
                 (twenty million US dollars).

         (ii) At the start of each succeeding calendar month, the amount of the Contingent Consideration shall be increased on a compound basis by Applicable LIBOR multiplied by 30/360. The table contained in Schedule 13, Part B illustrates what the amount of the Contingent Consideration would be in each month in the period from the Effective Date until 31st
                 December 2002 if Applicable LIBOR was at all times 6.5%.

5.4 The Contingent Consideration shall be payable in full in any of the following cases:

         (i)     if in any  Relevant  Period the  Combined  Gross
                 Sales shall exceed the Relevant Target; or

         (ii) if at any time the Purchaser shall dispose of or discontinue the whole or a material part of its business of selling LAD Products and Oraqix Products. For the purpose of this paragraph
                 (ii), the Purchaser shall be deemed to have disposed of or discontinued a material part of such business if in any period of 12 months it shall cease to sell in one or more Countries certain Product Packs and/or Oraqix Products (otherwise than as part of a bona fide product rationalisation programme designed to increase sales) and in the preceding period of 12 months, whether falling before or after the Agreement Date, the Combined Gross Sales of such Product Packs and Oraqix Products in the said Countries shall have represented not less than 5% of Combined Gross Sales of all LAD Products and Oraqix Products in the Territory in such period. Until the Contingent Consideration shall have been paid, the Purchaser shall inform AZ in writing of each disposal or discontinuance of any part of its business of selling LAD Products and Oraqix Products and shall provide AZ on a monthly basis with the Gross Sales information required by AZ to ascertain whether the condition contained in this clause 5.4(ii) shall have been fulfilled; or

         (iii) if the bank specified in Schedule 13, Part C or other issuer of the Letter of Credit shall give to AZ notice in writing that it elects not to consider the Letter of Credit automatically extended on the next expiry date, being an expiry date prior to 1st March 2008.

5.5      Within  60  days  after  the  end  of  each  month,  the
         Purchaser  shall  give  to AZ a  written  report  of the
         Combined   Gross  Sales  during  the   Relevant   Period
         expiring at the end of such month.

5.6

The  Purchaser  shall keep accurate  records in  accordance  with applicable generally accepted accounting principles showing the information which is necessary for the accurate determination of Gross Sales. Such records shall be kept at the Purchaser's principal place of business or other location approved by AZ for at least 5 years from the end of the calendar year to which they pertain. The Purchaser agrees to permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect such records during regular business hours to check the accuracy of the reports given by the Purchaser in accordance with clauses 5.4(ii) and 5.5. The accounting firm shall enter into appropriate obligations with the Purchaser to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to AZ and the Purchaser only whether the Gross Sales' reports of the Purchaser are correct and details concerning any discrepancies, but no other information shall be disclosed to AZ. The charges of the independent accounting firm shall be paid by AZ, except if the Gross Sales have been mis-stated by more than 2 per cent in which case the charges shall be paid by the Purchaser.

5.7      The Purchaser shall pay the Contingent  Consideration to
         AZ on the Contract Payment Date or on such earlier date as the Purchaser, by notice in writing given to AZ on or after 1st July 2001, shall stipulate.

5.8 The Contingent Consideration shall be paid by telegraphic transfer to the bank account referred to in clause 5.2 or to such other bank account as AZ by notice in writing to the Purchaser shall designate.

5.9 The Contingent Consideration shall not be payable if neither of the conditions contained in clause 5.4 shall be fulfilled, provided that in no circumstances shall the Contingent Consideration be repayable if paid by the Purchaser prior to the fulfilment of such conditions.

5.10 As security for the Purchaser's contingent obligation to pay the Contingent Consideration the Purchaser shall at its own expense procure for the exclusive benefit of AZ and shall deliver to AZ on the Effective Date an irrevocable letter of credit from the bank specified in
         Schedule 13, Part C in the form set out in Schedule 13, Part C.

5.11 All sums payable under this Agreement shall be paid without deduction of any bank or transfer charges. All sums are net of MOMS (i.e. Swedish value added tax) and other similar sales taxes which shall be added if appropriate. All sums shall be paid without deduction for any tax or duty levied outside Sweden, unless applicable laws require that taxes be withheld. Gross up shall not be made by the Purchaser to the extent that AZ can obtain relief, including credits or exemptions, for such taxes under the relevant Double Taxation Agreement or Swedish law but, if no such relief is available, the Purchaser shall gross up the payment so that AZ shall receive the net amount to which it is entitled. The Purchaser and AZ shall mutually co-operate to apply any treaty relief that is available which reduces the level of taxes required to be withheld. If applicable laws require that taxes be withheld, the Purchaser will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send proof of such payment to AZ within sixty days following that payment. The Purchaser agrees to take all steps reasonably requested by AZ to minimise such taxes to AZ.

5.12 Each Party shall reimburse to the other Party within 60 days of receipt of the other Party's invoice any expenses borne by such other Party which under the terms of this Agreement the first Party is liable to reimburse.

5.13     In  the   event  of  any   delay  in   payment   of  the
         Consideration or reimbursement of any expenses and without prejudice to any other remedies available, interest shall be payable at LIBOR plus 3% or, in the case of the Contingent Consideration at LIBOR plus 5%.



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



5.14     This Agreement shall be conditional upon:

         (i) the Purchaser paying the Fixed Consideration to AZ in full on the Effective Date, and

         (ii)    the  Purchaser  delivering  the  original,  duly
                 executed   Letter   of   Credit  to  AZ  on  the
                 Effective Date.

         In the event that any default in payment of the Fixed Consideration or delivery of the Letter of Credit shall continue for more than seven days after the Effective Date, AZ shall be entitled to cancel this Agreement by written notice to the Purchaser without prejudice to any other right or remedy of AZ in respect of such breach. In the event of such cancellation, the AZLAD Products Manufacturing Agreement, the AZ Trade Marks Licence Agreement, the Oraqix Agreement and the Oraqix Manufacturing Agreement shall automatically be cancelled at the same time and the Parties shall execute any documents which shall be appropriate to give effect to such cancellation.

6.       AZLAD PRODUCTS MANUFACTURING AGREEMENT

6.1 On the Agreement Date, the Parties shall enter into the AZLAD Products Manufacturing Agreement relating to the manufacture and packaging of AZLAD Products by AZ for the Purchaser.

7.       TRANSFER OF AZ MARKETING AUTHORISATIONS

7.1      The   Purchaser,   or  AZ  in   co-operation   with  the
         Purchaser, shall make such applications to the Competent Authorities in the Territory as shall be
         necessary  for  the  purpose  of  transferring   the  AZ
         Marketing Authorisations to the Purchaser or, if appropriate, for the grant of new Marketing Authorisations in the name of the Purchaser or its nominee in place thereof, such applications to be made to the extent reasonably possible within 90 days after the Agreement Date. If AZ shall be obliged to make such application, the Purchaser shall provide it with such information and assistance as shall be necessary. The duties of each Party are further detailed in
         Schedule 4, Part D. The Party responsible for making the application shall notify the other Party promptly of the date when the transfer is effected.

7.2      Pending  and  until  the  transfer  of the AZ  Marketing
         Authorisations   or   the   grant   of   new   Marketing
         Authorisations in place thereof and subject to the Purchaser diligently performing its obligations under clause 7.1, AZ shall maintain the AZ Marketing Authorisations in force, but AZ's obligations under this clause 7.2 shall cease upon the expiry of 36 months from the Effective Date.

7.3 All fees payable to the Competent Authorities relating to the transfer of the AZ Marketing Authorisations or the grant of new Marketing Authorisations in place thereof or the maintenance of the AZ Marketing Authorisations after the Effective Date shall be borne by the Purchaser.

7.4      The  provisions  of clauses 7.1 to 7.3 shall be subject,
         where   applicable,   to  the  provisions  of  clause  4
         relating to the Existing Contracts.

7.5 In the case of any Country and Product Pack for which the Marketing Authorisation for AZLAD Products shall be held by a third party at the Effective Date, and where the provisions of the Existing Contracts shall not
         apply,   AZ  shall  provide  such  assistance  to  the
         Purchaser as it may reasonably require in order to enable it to sell such Product Packs or to have the benefit of existing sales arrangements for such Product Packs in such Country.

7.6 In the case of Libya and Iraq, the Purchaser may by notice in writing to AZ given on or before 15th March 2001 decline to accept the grant of any rights under this Agreement in respect of either or both such Countries. In such event, this Agreement shall be construed as if the definition of the Territory excluded such Country or Countries.

8.       GENERAL TRANSFER ARRANGEMENTS

8.1 The transfer of the Regulatory Know-How, Technical Information and Marketing Data by AZ to the Purchaser shall be effected on a Country by Country basis in accordance with the General Transfer Arrangements.

8.2 AZ shall provide the Purchaser with such further assistance as may reasonably be requested by the Purchaser in connection with its manufacture and sale of LAD Products in accordance with the General Transfer Arrangements.

8.3      The  Parties  shall  enter into the  Safety  Information
         Exchange Agreement in the form set out in Schedule 11 on or as soon as practicable after the Effective Date.

9.       INTERIM ARRANGEMENTS

9.1 During the period from the Effective Date until the Transfer Date, the Parties shall endeavour to enable the Purchaser to sell each Product Pack in each Country, including AZ appointing the Purchaser as AZ's distributor in such Country, if necessary, but if it shall not be feasible or legally permissible for the Purchaser to sell a Product Pack in a Country, AZ shall continue to sell such Product Pack in such Country and shall account to the Purchaser for an amount equal to Net Sales less 3% less Cost of Goods. Within 60 days after the end of each month, AZ shall deliver to the Purchaser a statement setting forth the calculation of Net Sales in relevant Countries and the calculation of the amount owing to the Purchaser and shall at the same time pay to the Purchaser the amount due to the
         Purchaser in respect thereof. Payments by AZ to the Purchaser shall be effected by telegraphic transfer to such bank account as the Purchaser may from time to time specify and until otherwise specified to:
9.2

                 Bank Name:      Union Banques Suisses
                 Bank Address:   1400 Yverdon-Les-Bains
                 Swift:          UBSWCHZH80A
                 Account No:     297-701.047.60A
                 Account Name:   Maillefer  Instruments  Holdings
S.A.

9.3 During the period from the Effective Date until the Transfer Date, AZ shall have no obligation to promote sales of AZLAD Products in the Territory, without prejudice to AZ's obligation under clause 9.1 to conduct, but not to promote, sales of AZLAD Products from the Effective Date until the Transfer Date.

9.4 For avoidance of doubt, it is agreed that if, in respect of any Product Pack in any Country during the period from the Effective Date until the Transfer Date, AZ shall manufacture and release for sale stocks of such Product Pack in accordance with orders placed by the Purchaser under the provisions of the AZLAD Products Manufacturing Agreement, the provisions of this clause 9 shall apply and the Purchaser shall not purchase and pay for such stocks under the terms of the AZLAD Products Manufacturing Agreement.

9.5 At the time when the Purchaser shall be able to commence selling a Product Pack in a Country, subject to all relevant regulatory provisions:

         (i) the Parties shall at the Purchaser's cost write to all dealers and major direct customers in such Country to notify them of the new distribution arrangements and AZ shall transfer to the Purchaser and the Purchaser shall take over from AZ all unfulfilled orders for the sale of such Product Packs in such Country;

         (ii) AZ shall sell to the Purchaser or its designated Affiliate and the Purchaser or such Affiliate shall purchase the marketable stocks of such Product Pack already packaged and/or labelled for sale in the Country, including the stocks referred to in clause 9.3 remaining unsold, at AZ's normal gross invoice prices for sale to third parties, provided that the Purchaser shall not be obliged to purchase stocks having a remaining shelf life of less than seven months and shall be obliged to purchase stocks only to the extent of the level of inventory, normal and historic, reasonable to satisfy demand within such shelf life period; and

         (iii) the Parties shall undertake a joint stock count to verify the volume of AZLAD Products to be sold under paragraph (ii).

9.6 AZ shall render an invoice to the Purchaser for the price of the stocks sold in accordance with clause 9.4 promptly after the Parties have conducted the physical count thereof and the Purchaser shall pay such invoice within 60 days. Where applicable, VAT, sales taxes and similar taxes shall be added at the prevailing rate to the price of the marketable stocks sold in accordance with clause 9.4.

9.7 For avoidance of doubt, the stocks sold by AZ to the Purchaser in accordance with clause 9.4(ii) shall be included in the sales for which AZ shall account to the Purchaser in accordance with clause 9.1, provided that there shall be no reduction of three percent (3%) for such sales and any such sales of stock shall be specifically identified as to the location from which such stocks are transferred to the Purchaser.

9.8      During  the  period in which AZ shall  continue  to sell
         Product Packs under clause 9.1, AZ shall conduct such activities in the ordinary course of business and consistent with past practice.

9.9 In the USA, during the period from the Transfer Date until the date when the Contingent Consideration shall be paid by the Purchaser to AZ, the Purchaser shall reinstate a dual distribution system of LAD Products whereby it shall sell LAD Products both to dealers and end users in order to maximise Gross Sales of LAD Products in the USA.

10.      ANCILLIARY ITEMS

10.1 During the period in which AZ shall continue to sell any Product Pack in a Country under clause 9.1, AZ shall sell Ancilliary Items on the Purchaser's behalf in such Country. In respect of such sales and the sale by AZ to the Purchaser of AZ's marketable stocks of Ancilliary Items, the provisions of clause 9 shall apply mutatis mutandis.

10.2 Subject to clause 10.1, AZ shall have no obligation to sell Ancilliary Items after the Effective Date.

10.3     AZ  shall  provide  the  Purchaser  with  assistance  to
         enable  it to  obtain  further  supplies  of  Ancilliary
         Items   in   accordance   with  the   General   Transfer
         Arrangements.

11.      ORAQIX AGREEMENT

11.1 On the Agreement Date the Parties shall enter into the Oraqix Agreement.

12.      AZ RESTRICTIONS

12.1 AZ undertakes to the Purchaser that it will not during the period of ten years from the Effective Date (otherwise than on behalf of or in co-operation with the Purchaser or in accordance with the provisions of this Agreement):

         (i) be engaged or interested in the Territory in the manufacture or sale of Dental Products, or

         (ii) grant to any other person the right to sell or provide to any other person any assistance for the purpose of selling Dental Products in the Territory.

12.2     AZ undertakes  to the Purchaser  that it will not at any
         time  after  the  Agreement  Date   (otherwise  than  as
         aforesaid):

         (i) use or grant to any other person the right to use the AZ Trade Marks in the Territory for any purpose except in connection with local anaesthetic products other than Dental Products, or

         (ii)    use or grant to any  other  person  the right to
                 use  the  AZ  Trade  Mark   ASTRACAINE(R)  in  the
                 Territory for any purpose.

12.3 For avoidance of doubt, no breach of the restrictions contained in clause 12.1 shall be committed by AZ by reason of another member of any group of companies of which AZ may hereafter become a member, not being an Affiliate of AZ at the Agreement Date, being engaged or interested in the manufacture or sale of Dental Products, without assistance from AZ.

13.      WARRANTIES AND UNDERTAKINGS

13.1 AZ warrants to the Purchaser that in respect of the Territory, except as disclosed in Schedule 14 and subject to the Existing Contracts:

         (i) it is the owner of and is entitled to license the AZ Trade Marks as listed on a Country by Country basis in Schedule 2, Part B and, to the best of its knowledge, the use of them on or in relation to AZLAD Products in such Countries will not infringe the rights of any other person;

         (ii) it is the owner of and is entitled to transfer the Technical Information to the Purchaser free and clear of any liens and claims;

         (iii) to the best of its knowledge, it is the owner of and is entitled to transfer the Regulatory Know-How and the Marketing Data to the
                 Purchaser free and clear of any liens and claims;

         (iv) it is the owner of and has the right to transfer all the AZ Marketing Authorisations all of which are in force and, to the best of its knowledge, the regulatory dossiers presented to each authority for registering AZLAD Products describe the action of AZLAD Products and set forth their quality, safety and efficacy characteristics;

         (v) to the best of its knowledge, the financial information listed in Schedule 15 given by AZ to the Purchaser in writing with respect to AZLAD Products was when given true and accurate in all material respects and no circumstance has arisen since such information was supplied which would render such information untrue or inaccurate in any material respect;

         (vi) no action or proceeding, including government proceedings, having, or that may have, a material adverse effect on AZ's business of manufacturing and selling AZLAD Products, has been commenced or continued during the past two years, nor is any such action or proceeding pending against AZ with respect to AZLAD Products, the Regulatory Know-How, the Technical Information or the Marketing Data;

         (vii) with respect to AZLAD Products and their manufacture and sale, there is no material non-compliance or alleged non-compliance by AZ with any applicable statute, order or regulation and no material infringement or alleged infringement by AZ of any proprietary right of any third party;

         (viii) it has no commitment to supply AZLAD Products to customers in the Territory, other than commitments entered into in the ordinary course of business, which is not terminable upon no more than 90 days' notice by it or the Purchaser without compensation for breach of contract;

         (ix) to the best of its knowledge, the AZ Trade Marks, the Marketing Authorisations, Regulatory Know-How and Technical Information comprise all of such items and information necessary for the operation of the AZLAD business as conducted by AZ;

         (x) the Existing Contracts, true copies of which have been made available for review by the
                 Purchaser, are all of the agreements entered into by AZ which will impose limitations or obligations of an onerous or long-term nature on the Purchaser in connection with its operation of the business of manufacturing and selling LAD Products; and

         (xi) having regard to the AZLAD Products business of AZ as a whole and excluding general business trends, there has been no material adverse change in such business occurring since 14th August 2000.

13.2     Each Party hereby warrants to the other that:

         (i) it is validly existing and in good standing under the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

         (ii) the execution, delivery and performance by it of this Agreement will not violate any provision of any law or regulation presently in effect having applicability to it or any provision of its charter or by-laws or similar organisational document or result in a breach of any obligation or restriction binding it;

         (iii) this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms and conditions;
                 and

         (iv) it is not under any obligation to any person, contractual or otherwise, or under any court order or decree which would be violated by or prevent the entering into of this Agreement and the consummation of the transactions described herein or which it knows to be conflicting or inconsistent in any respect with the terms of this Agreement or which it knows would impede the diligent and complete fulfilment of its obligations hereunder.

13.3     The Purchaser acknowledges:

         (i) that the Warranties given by AZ in this clause are the only representations or warranties given  by or on  behalf  of AZ  upon  which  the
                 Purchaser   may  rely  in  entering   into  this
                 Agreement;

         (ii)    that no other  statement or forecast  made by or
                 on  behalf of AZ may form the basis of any claim
                 by  the  Purchaser  in   connection   with  this
                 Agreement; and

         (iii) that any Warranty Claim shall be subject to the following provisions of this clause 13.

13.4 The liability of AZ under the Warranties shall be limited as follows:

         (i) there shall be disregarded for all purposes, except for the purpose of calculating whether the aggregate sum referred to in clause 13.4(ii) has been reached, any breach of the Warranties in respect of which the amount of damages to which the Purchaser would otherwise be entitled shall be less than US$100,000. For the purpose of this calculation, all breaches of a particular Warranty shall be deemed to constitute a single breach of such Warranty;



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



         (ii) the Purchaser shall not be entitled to recover damages in respect of any breach or breaches of the Warranties unless the amount of damages in respect of such breach or breaches exceeds in aggregate the sum of US$1,000,000 in which event, subject to clause 13.4(i), the Purchaser may recover the whole of the damages and not simply the excess over US$1,000,000; and

         (iii)   the  maximum   aggregate   liability  of  AZ  in
                 respect of all breaches of the Warranties shall not exceed the amount of the Consideration.

13.5
         (i) If the Purchaser becomes aware of any matter which is likely to give rise to a Warranty Claim, it shall within 30 days give notice thereof in writing to AZ, provided that the failure to give such notice within 30 days shall not preclude or bar such claims but shall reduce such claims to the extent of prejudice to AZ.

         (ii) If the Warranty Claim arises from any liability to a third party the Purchaser shall take such action to avoid, dispute or compromise such liability as AZ may reasonably request and AZ shall be entitled to have the conduct of any negotiations and proceedings relating thereto, subject to AZ indemnifying the Purchaser against any liability, increased liability, loss or expense which the Purchaser may incur as the result of such action.

         (iii) Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the Warranties, if in respect of any matter which would otherwise give rise to a breach of the Warranties the Purchaser is entitled to claim under any policy of insurance, the amount of the Purchaser's claim for breach of the Warranties shall be reduced by the amount of insurance monies to which the Purchaser shall be entitled.



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13.6     AZ  shall  cease  to  have  any   liability   under  the
         Warranties contained in clauses 13.1(i) and (ii) on the tenth anniversary of the Effective Date and shall cease to have any liability under the other Warranties on the third anniversary of the Effective Date, except in respect of any Warranty Claims made by the Purchaser in writing prior to such dates.

13.7 Any payment made by AZ in respect of a breach of the Warranties shall be deemed to be a reduction of the Consideration.

14.      [DELETED]

15.      EMPLOYEES

15.1 On the Effective Date the Purchaser shall offer to employ the Transferring Employees with effect from the relevant Transfer Date or such other date as the Parties may agree or the laws of the relevant Country may require ("Employment Transfer Date") on terms in general regarding compensation and the provision of health and similar benefits going forward not less favourable to the Transferring Employees than their current terms of employment, full details of which have been supplied by AZ to the Purchaser in writing.

15.2 During the period from the Effective Date to the Employment Transfer Date the Purchaser shall reimburse to AZ the employment costs and other direct overheads, to the extent not covered in the Cost of Goods, attributable to the Transferring Employees, full details of which have been supplied by AZ to the Purchaser in writing.

15.3     Subject  to  clause  15.1,   AZ  shall   indemnify   the
         Purchaser   against  any  and  all  claims,   costs  and
         expenses which are asserted against the Purchaser by any non-Transferring Employees of AZ.



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15.4     Subject to clause 15.1, the Purchaser  shall not without
         AZ's  written   consent  seek  to  induce  any  of  AZ's
         employees engaged in the manufacture or sale of AZLAD Products to leave AZ's employment, such restriction to continue until 6 months after the expiry of the AZLAD
         Products   Manufacturing   Agreement   in  the  case  of
         employees engaged in the manufacture of AZLAD Products and until 12 months after the Effective Date in the case of other employees. This provision shall not apply to or prohibit general employment advertising to which any such employee may respond, nor prohibit the Purchaser from responding to unsolicited inquiries.

16.      CONFIDENTIALITY

16.1 All information of a confidential or proprietary nature, including the Regulatory Know-How, the Technical Information and the Marketing Data, received or obtained by either Party from the other under or in connection with this Agreement shall be treated as confidential ("Confidential Information") by both Parties and shall not be disclosed by either Party to any third party or used by either Party except:

         (i) to the extent necessary to fulfil the express purposes of this Agreement, or to exercise any rights granted under this Agreement;

         (ii) in the case of information disclosed by AZ, as required for or in connection with its business relating to medical products or its business
                 outside  the  Territory   relating  to  dental
                 products; or

         (iii)   as  required  by  law,  or  any   regulatory  or
                 governmental authority.

16.2 In the event of a Party disclosing Confidential Information to a third party in accordance with clauses 16.1(i) or (ii), it shall ensure that the recipient is aware of the confidential nature of such information and, in the case of information relating solely to
         dental   products,   shall   be   bound  by  the  same
         restrictions  on use and  disclosure as the  disclosing
         Party.



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



16.3 The following information is not subject to the above confidentiality obligations or restrictions on use:

         (i) information which, at the time of acquisition, is in the public domain;

         (ii) information which, after acquisition, becomes part of the public domain by publication or otherwise, except by breach of obligation of the receiving Party;

         (iii) information which the receiving Party can establish by competent proof was in its possession at the time of acquisition and not subject to any restriction on disclosure or use;

         (iv)    information   independently   developed  by  the
                 receiving Party without the benefit or use of Confidential Information of the other Party; and

         (v) information received from third parties, provided that such information was not obtained by such third party, indirectly or directly, from the other Party under obligation of confidence.

16.4 The obligations and restrictions imposed by this clause shall continue in force for the duration of 10 years from the Effective Date.



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



17.      INDEMNIFICATION

17.1 The Purchaser shall indemnify AZ and each of its officers, employees and agents (each an "AZ Indemnitee") against any losses, damages, liabilities or expenses in connection with any actions or demands that may be brought against any AZ Indemnitee by any non-Affiliate of the Parties arising out of the manufacture, use or sale of any AZLAD Product by the Purchaser, or by AZ in accordance with the AZLAD Products Manufacturing Agreement, the Existing Contracts, or clause 9.1 of this Agreement, including any investigation by any governmental agency with respect to the quality of such Product, or any claim for death, personal injury or property damage asserted by any user of such Product, provided that the Purchaser shall not be obliged to indemnify any AZ Indemnitee from any loss, damage, liability or expense in connection with any action or demand arising out of any event or circumstance in which AZ is obliged to indemnify the Purchaser pursuant to clause 17.2.

17.2 AZ shall indemnify the Purchaser and each of its officers, employees and agents (each a "Purchaser Indemnitee") against any losses, damages, liabilities or expenses in connection with any actions or demands that may be brought against any Purchaser Indemnitee by any non-Affiliate of the Parties to the extent such event or circumstance (i) occurred before the Effective Date or (ii) arises out of the manufacture of AZLAD Products by AZ otherwise than in accordance with applicable GMP and the relevant Marketing Authorisation or the sale of AZLAD Products by AZ otherwise than in accordance with the relevant Marketing Authorisation.



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



17.3 As promptly as practicable after any indemnitee referred to in clauses 17.1 or 17.2 obtains knowledge of any action or demand as to which it will or may be entitled to indemnity under such clause, it shall give notice to the Parties, provided that the failure to give such notice shall not preclude or bar such claims but shall reduce such claims to the extent of prejudice to the indemnifying Party. The indemnifying Party shall be entitled to participate in any proceedings relating to such action or demand. The indemnitee shall obtain the prior approval of the indemnifying Party, which approval shall not be unreasonably withheld, before entering into any settlement or compromise of such action or demand if as a result thereof the indemnifying Party's indemnity obligations with respect to such action or demand will not be discharged.

18.      MISCELLANEOUS

18.1     Neither  Party  shall be liable on any  account  for any
         failure to fulfil any terms of this Agreement if such fulfilment has been frustrated by Force Majeure, provided that the Party which is prevented from performing exercises diligent efforts to resume its performance hereunder as soon as practicable.

18.2     Subject to clauses 18.3 and 18.13,

         (i) neither Party shall be entitled to assign or sub-license any of its rights or obligations under the AZLAD Products Manufacturing Agreement except in accordance with the provisions of such Agreement,

         (ii) the Purchaser shall not be entitled to assign or sub-license any of its rights or obligations under the AZ Trade Marks Licence Agreement except in accordance with the provisions of such Agreement, and

         (iii)   subject to the  provisions of paragraphs (i) and
                 (ii) of this clause, either Party shall be entitled to assign or sub-license any of its rights or obligations under this Agreement without the consent of the other Party.



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



18.3 If either Party shall assign or sub-license any of its rights or obligations under this Agreement:

         (i) it shall give notice of such assignment or sub-licence to the other Party in writing not later than seven days after the date of such assignment or sub-licence,

         (ii) if so required by the other Party, it shall be a condition of such assignment or sub-licence that the assignee or sub-licensee shall enter into a direct undertaking with the other Party to exercise any right and perform any obligation assigned or sub-licensed in accordance with the terms of this Agreement, including the provisions of clause 16 and this clause,

         (iii) the original Party shall indemnify the other Party against any loss or damage which it may suffer as the result of any breach of any assigned or sub-licensed obligation or of the terms of this Agreement by an immediate or subsequent assignee or sub-licensee, and

         (iv) in the event of the Purchaser assigning or sub-licensing any of its rights or obligations under this Agreement in accordance with the provisions of clause 18.2(iii), it shall be an express condition of such assignment or sub-licence that neither the Purchaser nor the assignee or sub-licensee shall without AZ's written consent publish or permit any person to publish the fact that such rights or obligations have been obtained directly or indirectly from AZ.



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



18.4 Notices to be served by either Party on the other shall be in writing and shall be deemed for the purposes of this Agreement to be properly given if sent by telefax with confirmed receipt thereof, by courier service with evidence of delivery or by registered mail, postage prepaid, to the other Party at its address as set forth below. Either Party may change such address for the purposes of this Agreement by notice in writing to the other Party. A notice shall be deemed to be served 24 hours after telefax transmission or 4 days after posting by registered mail, whichever is sooner.

                 If to AZ:
                 AstraZeneca AB
                 For attn of President
                 SE-151 85 Sodertalje
                 Sweden
                 Facsimile:  +46 8 553 29010

                 with copy to:
                 AstraZeneca PLC
                 For attn of Company Secretary
                 15 Stanhope Gate
                 London  W1Y 6LN
                 Facsimile:  (020) 7304 5151

                 If to the Purchaser:

                 Maillefer Instruments Holdings S.A.
                 For attn of General Manager
                 Chemin du Verger 3
                 CH-1338 Ballaigues
                 Switzerland
                 Facsimile:  +41 21 843 9293



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



                 with copy to:
                 DENTSPLY International Inc
                 570 West College Avenue
                 York PA 17404
                 Attention:  Secretary
                 Facsimile:  (717) 849 4753

18.5 The Parties agree that this Agreement and the transactions contemplated hereby shall be governed by and interpreted in accordance with the laws of England unless otherwise stated herein or in any supplemental agreement.

18.6 This Agreement and any supplemental agreements comprise all the terms and conditions of the agreement between the Parties in respect of the subject matter hereof. This Agreement may not be amended or modified except in writing duly signed by both Parties.

18.7 In the event of any conflict between the provisions of this Agreement and any supplemental agreement, the provisions of this Agreement shall prevail and in the event of any conflict between the provisions of the clauses of this Agreement and the provisions of any Schedule, the provisions of the clauses shall prevail.

18.8 If the Parties shall execute any document in English and another language, or if the Parties shall agree the text of any document in English and the text of the executed Agreement shall be written in another language, the English text shall prevail as between the Parties in the event of there being any discrepancy between the texts and either Party shall at the request of the other Party join with it in executing a supplemental agreement to amend the foreign text to remove such discrepancy.

18.9 If any provision of this Agreement is held to be invalid or unenforceable by a competent legal authority, the Parties shall meet and mutually agree to amend this Agreement to incorporate new terms which shall, to the greatest extent possible, restore the economic balance contemplated by the Parties in entering into this Agreement.



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



18.10 The failure by either Party to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of such right or operate to bar the exercise or enforcement thereof at any time thereafter.

18.11 Completion of the performance of any obligation arising under this Agreement shall not affect the continuing validity of any provision of this Agreement.

18.12 It is the intention of the Parties that this Agreement shall be binding on their respective Affiliates and accordingly each of them undertakes to procure the compliance with the provisions of this Agreement of their respective Affiliates as if signatories hereto. To the extent any rights or obligations which are part of the transactions described herein are held by any Affiliate of a Party, such Party shall obtain all signatures and documents necessary to fully consummate and evidence the transactions described herein.

18.13 Either Party hereto may transfer any of its rights or obligations hereunder to any of its Affiliates, provided that each Party (i) guarantees the performance of such Party's obligations so transferred pursuant to this clause, (ii) such transfer shall not relieve the transferring Party of its obligations under this Agreement and (iii) prior to such Affiliate ceasing to be an Affiliate the transferring Party shall procure that all rights and obligations so transferred are transferred back to the transferring Party.

18.14 Both Parties hereto agree to execute promptly and shall compel their respective Affiliates to execute promptly any separate agreements or other documents, undertakings, or consents necessary or appropriate to carry out the provisions of this Agreement. Such agreements, documents, undertakings and consents shall neither expand nor contract the rights and obligations of the Parties hereto.



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



18.15 Except as otherwise provided for herein, all disputes arising in connection with this Agreement, including any amendments, shall be finally settled under the
         Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules. The arbitral proceedings shall be held in English and shall take place in London. The arbitral tribunal shall conduct and complete its proceedings and render a final written opinion within 180 days of the date on which the arbitral proceedings are initiated. The Parties agree that any right of appeal against any arbitral award or order to the Court is hereby waived. The Parties further agree that it is their expressed intent that until the tribunal renders its final award, the status quo of the continuing relationship is to be maintained to the maximum possible extent and that the arbitrators are hereby directed to enforce such agreement of the Parties. In addition, the Parties agree that any injunctive relief must be sought in such arbitral proceeding and not in any other proceedings. The Parties further agree that any award or order issued by the arbitral tribunal shall be enforceable in accordance with its terms in any court of competent jurisdiction.

18.16 Each Party shall be entitled to make such announcements relating to this Agreement and any supplemental agreements as shall be appropriate, but each Party shall first consult in good faith with the other Party concerning the contents of such announcements.

18.17 The Parties agree to co-operate to the extent necessary in connection with the preparation and timely filing of notifications to relevant competition authorities and, in the case of the USA, such filing shall be made no later than 25th January 2001.

IN WITNESS whereof the Parties have caused this Agreement to be executed the day and year first above written, in duplicate counterparts, each of which shall constitute an original, by their respective duly authorised representatives.



SIGNED for and on behalf of         SIGNED for and on behalf of
ASTRAZENECA AB            MAILLEFER INSTRUMENTS
(publ)               HOLDINGS S.A.


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